Exhibit 99.1

Tsedal Neeley and Ritcha Ranjan Join

Brightcove’s Board of Directors

Bringing expertise in remote work, digital transformation and technology, the new members will help guide Brightcove to the next stage of growth

BOSTON, August 19, 2020 - Brightcove Inc. (NASDAQ: BCOV), the world’s leading video technology platform, today announced the appointment of two new members to its board of directors, Tsedal Neeley of Harvard Business School and Ritcha Gupta Ranjan of Google.

Dr. Tsedal Neeley has been a professor at the Harvard Business School since 2007 and has been the Naylor Fitzhugh Professor of Business Administration at the Harvard Business School since 2018. Dr. Neeley heads the required Leadership and Organizational Behavior course in the MBA program and co-chairs the executive offering, Leading Global Businesses. Dr. Neeley has also chaired faculty recruitment. She serves on the Board of Directors of Harvard Business Publishing, the Partnership Inc., and is a member of Rakuten Inc.’s Advisory Board. Dr. Neeley is the author of several books, articles, and cases focused on the virtualization of work, globalization, and digital transformation. She received her B.A. in Communication from Boston College, an Ed.M. in Human Development Psychology from Harvard University and a Ph.D. from Stanford University in Management Science and Engineering, specializing in Work, Technology, and Organizations.

Ritcha Ranjan is the Director of Product Management for Google Finance. While at Google, she has also worked on GSuite, Google Wallet, Adwords Editor, and Mobile search products. In particular, she was the director of the product management team that took Google Docs, Sheets, Slides, Sites and Keep from consumer and education-focused products to one used by enterprises all over the world, helping them with their digital transformation. Ritcha is a co-founder of an educational not for profit company, Five Pumpkins, and has previously worked at Microsoft in the Speech Group, leading the Speech SDK product management team and Yahoo! as a Product Marketing Manager. She holds several patents and has won a Google Founder’s Award for her product work. Ritcha currently serves on the Product Management Hiring Committee and Promotion Committee at Google. She has an MBA from the Harvard Business School and a degree in Systems Engineering from the University of Waterloo in Canada.

“I am thrilled to join the Brightcove board of directors at a time when the opportunities for using video have never been more important,” said Neeley. “With the unprecedented virtualization of the world and digital transformation of industries, Brightcove is poised to connect people with stellar digital tools at scale. I look forward to working alongside my fellow board members to ensure Brightcove continues to lead the way in connecting people globally.”

“With Brightcove’s established reputation, the breadth of its products and solutions, and broad customer base, it is set up for long-term success,” said Ranjan. “Technology is rapidly evolving to connect people around the world and with video now engrained into our everyday lives through entertainment, work, and education, we need to democratize it for the masses. I am delighted to join Brightcove’s board of directors to help guide the company to deliver the best video technology products and solutions to the market, ensuring the best experience for all viewers.”

“This is a pivotal moment in history where the world is undergoing a rapid digital transformation, and Brightcove is at the forefront, enabling companies to continue to work effectively through video,” said Jeff Ray, CEO, Brightcove. “We are thrilled to add Tsedal and Ritcha to our board of directors. By bringing progressive, forward-thinking ideas and deep technical expertise, they both will help Brightcove build and scale, enabling our company to best serve our customers and the video industry.”

About Brightcove Inc. (NASDAQ: BCOV)

We are the people behind the world’s leading video technology platform. With our award-winning technology and services, we help organizations in more than 70 countries meet business challenges and create strategic opportunities by inspiring, entertaining, and engaging their audiences through video.

Since Brightcove was established in 2004, we have consistently pushed boundaries to create a platform for people who are serious about video: one that is robust, scalable, and intuitive. Benefiting from a global infrastructure, unrivalled customer support, an extensive partner ecosystem, and relentless investment in R&D, Brightcove video sets the standard for professional grade video management, distribution, and monetization. To learn more, visit www.brightcove.com.

Forward-Looking Statements

This press release may include forward-looking statements regarding anticipated objectives, growth and/or expected product and service developments or enhancements. Such forward-looking statements may be identified by the use of the following words (among others): “believes,” “expects,” “may,” “will,” “plan,” “should” or “anticipates,” or comparable words and their negatives. These forward-looking statements are not guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations contained in these statements. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q. Brightcove assumes no obligation to update any forward-looking statements contained in this press release in the event of changing circumstances or otherwise, and such statements are current only as of the date they are made.

Press Contact

Meredith Duhaime

Senior Public Relations Manager

Brightcove | 603-785-8518

mduhaime@brightcove.com